Exhibit 10.1

FIRST AMENDMENT

TO

CIRRUS LOGIC, INC.

2006 STOCK INCENTIVE PLAN

WHEREAS, Cirrus Logic, Inc. (the “Company”) has heretofore adopted the Cirrus Logic, Inc. 2006 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 13.2 of the Plan, the board of directors of the Company may amend the Plan from time to time; and

WHEREAS, the board of directors of the Company desire to amend the Plan in certain respects;

NOW, THEREFORE, effective as of February 14, 2007, the Plan is hereby amended as follows:

1.	A new Section 6A, which shall be entitled “Additional Vesting Provisions for Full-Value Awards” and shall include new Sections 6A.1 and 6A.2, is hereby added to the Plan to read as follows:

“Section 6A. ADDITIONAL VESTING PROVISIONS FOR FULL-VALUE AWARDS

6A.1 Minimum Vesting Periods. Notwithstanding any provision in the Plan to the contrary, a Full-Value Award granted under the Plan shall be subject to a minimum vesting period of one year if such Award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of three years if such Award is based on the Holder’s continued employment as an Employee with the Company or continued service as a Consultant or Director; provided, however, in the Committee’s sole discretion, Full-Value Awards representing no more than five percent of the aggregate number of shares of Common Stock that may be issued under the Plan may be granted without being subject to the aforementioned minimum vesting periods.

6A.2 Restrictions on Waiver of Vesting Periods. Notwithstanding any provision in the Plan to the contrary, the Committee shall not have the discretionary authority to waive the vesting period applicable to a Full-Value Award, except in the case of death, disability, retirement, or Corporate Change.”

2.	As amended hereby, the Plan is specifically ratified and reaffirmed.